Exhibit (p)(11)

REYNDERS, MCVEIGH CAPITAL MANAGEMENT, LLC

CODE OF BUSINESS CONDUCT AND ETHICS

CHIEF COMPLIANCE OFFICER: Susan Bremer

COMPLIANCE MANAGER: Ryan Lowry

SEC # 801-64812

CRD# 137342

REYNDERS, MCVEIGH CAPITAL MANAGEMENT, LLC

121 HIGH STREET, 5TH FLOOR

BOSTON, MA 02110

November 12, 2015

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Table of Contents

PURPOSE AND SCOPE	1
GENERAL PRINCIPLES	1
2.1 Compliance with Laws and Regulations	1
2.2 Corporate Conduct	1
2.3 Individual Conduct	2
2.4 Competition and Fair Dealing	2
2.5 Acknowledgment and Certification	2
STANDARDS OF BUSINESS CONDUCT	2
3.1 Prohibited Activities	2
3.2 Outside Activities	3
3.3 Gifts and Entertainment	4
3.4 Falsification or Alteration of Records	6
3.5 Political Contributions	6
3.6 Payments to Government Officials or Employees	7
PROTECTION OF MATERIAL, NON-PUBLIC INFORMATION	8
4.1 Policy on Insider Trading	8
4.2 Material Non-public Information	8
4.3 Research and Corporate Finance Activities	10
4.4 Safeguards to Confidentiality	11
PERSONAL SECURITIES HOLDINGS AND TRANSACTIONS	11
5.1 Account Notification	11
5.2 Trade Approval	12
5.3 Specific Trading Limitations	12
5.4 Trade Reporting	13
5.5 Approved Securities List	13
5.6 Restricted Lists	13
5.7 Watch Lists	14
5.8 Brokerage Restrictions	14
5.9 Recordkeeping	14
5.10 Personal Trading Policy Violations and Sanctions	15
ENFORCEMENT & DISCIPLINARY MATTERS	15
6.1 Disciplinary Questionnaire	15
6.2 Reporting Violations	15
6.3 Reportable Events	15
6.4 Sanctions for Violations	16
6.5 Involvement in Litigation	17
6.6 Regulatory Communications	17
ADMINISTRATION	17
7.1 Management Responsibility	17
7.2 Waiver of Code Provisions	18
7.3 Recordkeeping	18
7.4 Disclosure of the Code of Business Conduct and Ethics	18
GLOSSARY	19

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PURPOSE AND SCOPE

In accordance with Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”), Reynders, McVeigh Capital Management, LLC (“Reynders, McVeigh” or the “Firm”) has adopted this Code of Business Conduct and Ethics (the “Code”). The Code establishes high ethical standards, which are essential for the success of the Firm and for maintaining the confidence of its clients. In specific, the Code addresses: 1) improper personal trading by Access Persons; 2) improper use of material non-public information by the Firm or its employees; 3) identifying conflicts of interest; and 4) resolution of actual or potential conflicts.

The Code applies to all Employees of Reynders, McVeigh. With regard to personal securities trading and certain other matters described in this Code, the Code also applies to the immediate family. In particular, Employees may not indirectly through a family member do what they cannot do directly. Therefore, all references in the Code to the Firm’s directors, officers, and employees include such individuals, as well as, where appropriate, their immediate families.

While the Code does not address every possible situation that may arise, Employees are responsible for exercising good judgment, applying ethical principles, and bringing potential violations of the Code to the attention of the Chief Compliance Officer (the “CCO”), Susan Bremer. To this end, Employees shall read and understand this Code and uphold the standards in the Code in their day-to-day activities at the Company.

GENERAL PRINCIPLES

2.1 Compliance with Laws and Regulations

At all times, Employees must comply with the Federal Securities Laws and applicable State securities laws. Adherence to the Code and the related restrictions on personal investing is considered a basic condition of employment for Access Persons.

2.2 Corporate Conduct

Reynders, McVeigh acknowledges the following general standards of corporate conduct:

a) To act in accordance with applicable Federal and state laws and regulations;

b) To provide products and services designed to help clients achieve their financial goals;

c) To provide employment opportunities without regard to race, color, sex, pregnancy, religion, age, national origin, ancestry, citizenship, disability, medical condition, marital status, sexual orientation, veteran status, political affiliation, or any other characteristic protected by federal or state law; and

d) To support the communities in which the Firm operates.

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2.3 Individual Conduct

Employees of Reynders, McVeigh acknowledge the following general principles on individual conduct:

a) To comply with all applicable Federal and state laws and regulations in addition to this Code;

b) To place the fiduciary obligation owed to clients first and foremost and before the interests of the Firm or themselves;

c) To adhere to the highest standards of ethical conduct;

d) To maintain the confidentiality of all information obtained while employed with the Firm;

e) To conduct security and monetary transactions in a manner that avoids the actual, or appearance of, conflicts of interest or abuses of an Employee’s position of trust and responsibility;

f) To avoid actions of activities that create, or appear to create, a conflict of interest between the Employee and the Firm and/or that bring into question an Employee’s independence or judgment; and

g) To alert the CCO of any issues reasonably believed to place the Firm at risk.

2.4 Competition and Fair Dealing.

The Firm seeks to maintain its reputation and track record in a fair and honest manner. The Firm seeks competitive advantages through superior performance, not through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each Employee of the Firm should endeavor to respect the rights of and deal fairly with the Firm’s clients, customers, vendors, suppliers, and competitors. No Employee or associated person the Firm should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair dealing practice. The Firm’s Employees and associated persons should not falsely disparage or make unfair negative comments about its competitors or their products and services. Negative public statements concerning the conduct or performance of any former employee of the Firm should also be avoided.

2.5 Acknowledgment and Certification

Reynders, McVeigh provides an electronic copy of the Code, and any subsequent amendments, to each Employee upon hiring and annually thereafter through Cordium’s platform for Employee Level Filing (“Compliance ELF”). Each Employee must carefully read the Code and use Compliance ELF to acknowledge that he or she received, read, understands and agrees to comply with the Code. Further, at the time of acknowledgment, each Employee also attests to: (i) understanding that a violation of any provision of the Code is grounds for disciplinary actions, up to and including termination of his or her position with the Firm; and (ii) his or her duty to inform the CCO of the Firm the discovery of any violation of any provision of the Code.

STANDARDS OF BUSINESS CONDUCT

3.1 Prohibited Activities

Reynders, McVeigh prohibits Employees from participating in the following actions and activities:

a) Rebating, directly or indirectly, to any person, firm or corporation any part of the compensations received from the Firm as an Employee; and

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b) Accepting, directly or indirectly, from any person, firm, corporation or association, other than the Firm, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Firm or a Client Account.

Further, all Employees must acknowledge that they understand and comply with the Firm’s prohibited activities by electronically responding to an annual Activities & Relationships Disclosures Questionnaire on the Compliance ELF platform.

3.2 Outside Activities

Employees may not engage in activities that create, or appear to create, conflicts of interest or otherwise may jeopardize the integrity or reputation of Reynders, McVeigh.

In addition to the below outside activities that require pre-approval, Employees should promptly report to the CCO any other circumstances arising that may create, or appears to create, a conflict of interest or otherwise may jeopardize the integrity or reputation of the Firm or its clients.

3.2.1 Pre-Approval

Employees must receive prior approval from the CCO before engaging in any of the following activities outside of Reynders, McVeigh:

i. Employment, teaching assignments, lectures, publication of articles, or radio or television appearances;

ii. An executive or control position (e.g. officer, director, manager, managing member, general partner) where the Employee is in the position to control or influence investable assets; and

iii. Any other situations or circumstances arising that may create, or appears to create, a conflict of interest or otherwise may jeopardize the integrity or reputation of Reynders, McVeigh and its clients.

To request pre-approval, Employees must complete the Outside Activity Approval Form on the Compliance ELF platform. The CCO may require full details concerning the outside activity including the number of hours involved and the compensation to be received. Furthermore, all Employees complete the Activities and Relationships Disclosures Questionnaire on the ELF platform annually, which includes questions regarding outside employment.

3.2.2 Immediate Household

Although the Firm does not require pre-approval of the outside activities undertaken by an Employee’s Immediate Household, an Employee must contact the CCO if he or she believes that outside activities by their Immediate Household creates, or appears to create, a conflict of interest or otherwise may jeopardize the integrity or reputation of Reynders, McVeigh, its affiliates or clients.

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3.3 Gifts and Entertainment

Employees must always use discretion and good judgment when giving or accepting all types of hospitality (e.g., gifts, entertainment, favors and the like). Employees should not offer or receive any hospitality that could be viewed by other parties as lavish or excessive, influencing decision-making or otherwise could be considered as creating or appearing to create a conflict of interest on the part of the recipient. The Firm has adopted the policies set forth below to guide Employees in this area. If there are any questions about a proposed item or action to be given or received, Employees are urged to err on the side of caution and obtain prior approval from the CCO.

3.3.1 Reporting Requirements

With the exception of the gifts and entertainment listed under § 3.3.2, Employees must promptly report the following types of gifts and entertainment through the Notification of Gifts and Entertainment form on the Compliance ELF platform:

I. Any gifts received from, or given to, anyone that an Employee knows is doing business with Reynders, McVeigh that exceeds $100 per person (based on the higher of market or face value); or

II. Any entertainment received from, or given to, anyone that an Employee knows is doing business with Reynders, McVeigh that exceeds $250 per person (based on the higher market or face value).

Employees should endeavor to report all gifts and entertainment activity generally within 10 days of occurrence, but no later than 30 days after the end of the month in which the gift(s) and/or entertainment(s) is incurred. Further, the CCO may (but need not) require that any such gifts received be returned or donated to a charitable organization or that the third party be compensated (by the Employee) for the value of the benefit received.

3.3.2 Exceptions to Reporting Requirements

The following are exceptions to the reporting requirements listed above:

i. Gifts that are received on behalf of Reynders, McVeigh (i.e., not addressed to a specific Staff Member) and are shared with Staff Members (e.g., gift baskets or lunches) do not require reporting;

ii. Gifts related to commonly recognized personal events (e.g., births, weddings, retirements or funerals) that are paid for personally by the giver (e.g., not paid or reimbursed by Reynders, McVeigh or another party’s employer) do not require reporting;

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iii. Entertainment at a personal residence does not require reporting;

iv. Legitimate business entertainment (i.e. business meals, sporting events, etc., where business matters are actually discussed AND where such business or potential business counterparties are present); and

v. Business conferences attended by Employees.

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3.3.3 Prohibited Gifts

The Following gifts and entertainment are strictly prohibited:

i. Cash and cash equivalents (i.e. gift certificates and gift cards) regardless of value;

ii. Soliciting gifts or entertainment for yourself or anyone else;

iii. Accepting gifts or entertainment from, or giving gifts or entertainment to, anyone in return for any business, service, or confidential information; and

iv. Gifts or entertainment that would embarrass the Firm or would subject the Firm or any client, prospect, or other recipient to any civil liability to any governmental or regulatory authority or agency is prohibited, (e.g., gifts and entertainment activity that would be impermissible under the Foreign Corrupt Practices Act, SEC rules, FINRA rules or any commercial bribery or lobbying statutes or laws).

3.4 Falsification or Alteration of Records

Falsifying or altering records or reports, preparing records or reports that do not accurately or adequately reflect the underlying transactions or activities, or knowingly approving such conduct is prohibited. Examples of prohibited financial or accounting practices include:

a) Making false or inaccurate entries or statements in any Firm or client books, records, or reports that intentionally hide or misrepresent the true nature of a transaction or activity.

b) Manipulating books, records, or reports for personal gain.

c) Failing to maintain books and records that completely, accurately, and timely reflect all business transactions.

d) Maintaining any undisclosed or unrecorded Firm or client funds or assets.

e) Using funds for a purpose other than the described purpose.

f) Making a payment or approving a receipt with the understanding that the funds will be, or have been, used for a purpose other than what is described in the record of the transaction.

3.5 Political Contributions

Employees are prohibited from making political contributions for the purpose of obtaining or retaining advisory contracts with government entities (known as “pay to play”). Rule 206(4)-5 of the Advisers Act is designed to curtail the influence of “pay to play” practices by investment advisers with respect to government entities, including all state and local governments, their agencies and instrumentalities, and all public pension plans and other collective government funds. All employees must complete a Political Contribution Approval Form on the Compliance ELF platform prior to making a political contribution. Further, all employees are required to complete the Political Contribution Disclosure form annually.

If Reynders, McVeigh is ever deemed to have made a political contribution to an elected official who is in a position to influence the selection of the Firm as an investment adviser, then the Firm will be prohibited from receiving compensation from such government entity for a period of two (2) years following the date of such political contribution. This includes both direct fee compensation (from a separately managed client) and compensation stemming from a government entity’s investment in a private investment fund for which Reynders, McVeigh provides investment advisory services.

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Political contributions subject to this policy include ALL political contributions to incumbents, candidates or successful candidates for elective office of a government entity and to state and local political parties, political action committees and any other political organizations exempt from federal income taxes under Section 527 of the Internal Revenue Code. This includes contributions to a candidate for federal office who is a state or local official at the time of the contribution (e.g., a state governor running for U.S. Senate).

Rule 206(4)-5 defines a government entity as any state or political subdivision of a state, including: (a) any agency, authority, or instrumentality of the state or political subdivision; (b) a pool of assets sponsored or established by the state or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to a “defined benefit plan” as defined in section 414(j) of the Internal Revenue Code (26 U.S.C. §414(j)), or a state general fund; (c) a plan or program of a government entity; and (d) officers, agents, or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.

Rule 206(4)-5 defines a “contribution” to include a gift, subscription, loan, advance, deposit of money or anything of value made for the purpose of influencing an election for a federal, state or local office, including any payments for debts incurred in such an election. It should be noted that rule 206(4)-5 contains certain exceptions to the two year time out for the following de minimis contributions:

? Aggregate political contributions of $350 or less (per election) for candidates or officials for whom the Covered Associate is entitled to vote; and

? Aggregate political contributions of $150 or less (per election) for candidates or officials for whom the Covered Associate is not entitled to vote.

Since the Firm does not and has no plans to provide investment advisory services to, or accept investments from, government entities at this time and has not done so in the past, the requirements set forth in Advisers Act Rule 206(4)-5 and the related record-keeping requirements set forth in Adviser Act Rule 204-2(a)(18) are currently inapplicable to the Firm. To the extent the Firm seeks to accept investments from “government entities” in the future, the Firm will expand the procedures set forth herein, as appropriate to ensure that Firm is fully compliant at all times with all relevant aspects of Advisers Act Rule 206(4)-5.

3.6 Payments to Government Officials or Employees.

Firm funds or gifts may not be furnished, directly or indirectly, to a government official, government employee or politician for the purpose of obtaining or maintaining business on behalf of the Firm. Such conduct is illegal and may violate federal and state criminal laws. Assistance or entertainment provided to any government office should never, in form or substance, compromise the Firm’s arms-length business relationship with the government agency or official involved.

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PROTECTION OF MATERIAL, NON-PUBLIC INFORMATION

An employee who trades securities while in the possession of material, non-public information, or improperly communicating that information to others, will face severe penalties. The Firm may impose disciplinary actions which may include termination of employment. Criminal sanctions may include fines of up to $1 million and/or ten (10) years imprisonment. The SEC may recover the profits gained or losses avoided through the illegal trading, which can result in a penalty of up to three times the profit from the illegal trades, and issue an order permanently barring the Employee from the securities industry. Finally, the employee may be sued by investors seeking to recover damages for insider trading violations.

Insider trading laws provide for penalties for “controlling persons” of individuals who commit insider trading. Accordingly, under certain circumstances, a supervisor of an associated person or employee who is found liable for insider trading may also be subject to penalties. Furthermore, the Firm could be subject to the following penalties in the event an employee is found liable for insider trading: a) civil penalties of up to the greater of $1 million or three times the amount of the Employee’s profits gained or losses avoided for each violation; b) Criminal fines of up to $2.5 million per violation; and c) restrictions on the Firm’s ability to conduct certain of its business activities.

4.1 Policy on Insider Trading

Employees may not trade, personally or on behalf of others (such as investment funds and Client Accounts managed by the Firm), while in possession of material, non-public information. Employees may not communicate material, non-public information to others outside of the Firm. Furthermore, employees may not communicate material, non-public information to anyone except individuals who are entitled to receive it in connection with the performance of their responsibilities for the Firm. Any such communication with third parties must be approved by the CCO.

It is the policy of the Firm to require all associated persons to provide the Firm with a list of all affiliations either directly or indirectly with any publicly registered companies. The listing of affiliations shall include the name of the company, the nature of the affiliation, the percentage (%) ownership (either direct or indirect), and the date in which the affiliation first existed. In addition, Employees must complete the Activities and Relationships Disclosures questionnaire on the Compliance ELF platform annually, which includes questions regarding affiliations with companies.

As described herein, the Firm shall also require all accounts owned directly or indirectly by each associated person of the Firm to be uploaded to the Compliance ELF platform through the New Brokerage Account Notification form. Opening positions and subsequent trading in such accounts shall be reviewed quarterly by the CCO or her designee.

Finally, Employees are required to notify the CCO immediately if they have any reason to believe that a violation of this Code has occurred or is about to occur.

4.2 Material Non-public Information

4.2.1 Material Information

Information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decision with respect to the subject entity. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. For example, information that the Firm is considering whether to buy or sell a publicly traded security of another Firm or is going to make a trade or has just made a trade of that security should be treated as material information.

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Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material.

No simple test exists to determine when information is material. An assessment of materiality involves a custom-designed line of inquiries. If you are uncertain as to whether certain information is material, you should consult with the CCO prior to making any comment to a third party.

4.2.2 Non-public Information

“Non-public information” is information that is not generally available to the investing public. Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency or some publication of general circulation and after sufficient time has passed so that the information has been disseminated widely.

If the information is not available in the general media or in a public filing, it should be treated as non-public. Employees that are uncertain as to whether certain information is non-public should consult with the CCO prior to making any comment to a third party.

4.2.3 Identifying Inside Information

Before executing any trade, whether personal or advisory, the Employee must determine whether he or she has access to material, non-public information. If an employee thinks that he or she might have access to material, non-public information, the employee should take the following steps:

i. Report the information and proposed trade immediately to the CCO;

ii. Do not purchase or sell the securities, including investment companies or private accounts managed by the Firm;

iii. Do not communicate the information inside or outside the Firm other than to the CCO;

iv. After the CCO has reviewed the issue, the Firm will determine whether the information is material and non-public and, if so, what action the Firm should take; and

v. Consult with the CCO before taking any action.

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4.2.4 Contacts with Public Companies

Contacts with public companies represent an important part of the Firm’s research efforts. The Firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly-available information. Information received from company representatives during a conference call that is open to the investment community is public. The disclosure of this type of information is covered by SEC Regulation FD.

Employees should adhere to the following procedures to protect Reynders, McVeigh and themselves and reduce the likelihood of improper disclosures:

I. All contacts with publicly traded companies should be with, or made through, a company’s investor relations department or with officers or senior management (not lower level employees);

II. Employees should inform the person with whom they are speaking that:

i. The Employee works for an Registered Investment Adviser that collects information and trades securities;

ii. The Employee does not want any information that will restrict its ability to trade the securities of any company (not just the company with whom the Staff Member is speaking); and

iii. The Employee is not agreeing to keep confidential any information that is being provided to the Employee (i.e., clarifying that the Employee is not agreeing to any explicit or implicit confidentiality obligation).

Despite following the above procedures, if any Employee believes that they may have received material non-public information improperly, they must report it immediately to the CCO.

4.2.5 Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extreme volatility in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in possession of material, non-public information regarding a tender offer received from the tender offer, the target company or anyone acting on behalf of either. Employees of the Firm and others subject to this Manual should exercise particular caution any time they become aware of non-public information relating to a tender offer.

4.3 Research and Corporate Finance Activities

Any person engaged in research activities and or corporate finance activities who may become privy to insider information is restricted from acting upon such information and should bring such information to the direct attention of the CCO of the Firm.

Associated persons engaged in research activities should not discuss unreleased information, opinions, recommendations, or research analysis in progress with Firm associated persons engaged in trading or sales activities, other than the CCO, or any person within or outside the Firm who does not have a valid business need to know the information.

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Generally, research persons should not submit unreleased research information, opinions, recommendations, or analyses to associated persons engaged in investment banking activities. All such materials should be forwarded to the CCO for review, approval and dissemination.

4.4 Safeguards to Confidentiality

All associated persons should take the following steps to safeguard the confidentiality of inside information:

a) Do not discuss confidential information in public places such as elevators, hallways, restrooms or at social gatherings;

b) To the extent practicable, limit access to the Firm's offices where confidential information could be observed or overheard to Firm associated persons with a business need for being in the area;

c) Avoid using speakerphones in areas where unauthorized persons may over hear conversations;

d) Where appropriate, maintain the confidentiality of client identities by using code names or numbers for confidential projects;

e) Exercise care to avoid placing documents containing confidential information in areas where they may be read by unauthorized persons and store such documents in secure locations when they are not in use;

f) Destroy copies of confidential documents no longer needed for a project or not otherwise required to be maintained under federal securities laws; and

g) The Firm shall maintain a file containing a list of all research reports, statistical sheets and other written materials issued within the previous 12-month period to customers of the Firm. Copies of such materials shall also be maintained in the files of the Firm.

The CCO has overall responsibility for developing and maintaining policies and procedures for handling inside and proprietary information and the CCO shall be responsible for the implementation of these policies and procedures.

PERSONAL SECURITIES HOLDINGS AND TRANSACTIONS

The Firm requires that all Employees, among other things, report certain account holdings and securities transactions to the CCO and adhere to specific trading limitations as described herein. In general, Employees must conduct all securities transactions in full compliance with the Code of Ethics and should not take any action in connection with securities transactions that could cause even the appearance of unfairness or impropriety relative to Clients. Ambiguous situations should be promptly brought to the attention of the CCO and should be resolves in favor of Client interests.

5.1 Account Notification

Compliance ELF provides the CCO with the information needed to monitor the account holdings of employees. All Access Persons shall be required, to provide notification on the Compliance ELF platform of any and all securities accounts “beneficially owned” directly or indirectly by the Access Person with any foreign or domestic brokerage firm, bank, investment adviser or other financial institution. Employees provide account notification on ELF through the New Brokerage Account Notification form.

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5.2 Trade Approval

The Firm does not permit Access Persons to trade in any securities account “beneficially owned” by them on the same day, same security, same side of the market, as a client. The COO or his designee will notify employees, via email, of days when there will be no trades in client accounts (referred to as “No Client Trade Days”). Access Persons should restrict their trading in securities listed on the Firm’s Approved Securities List (“ASL”) to these No Client Trade Days.

If an employee wishes to trade in a security listed on the ASL on a date when there will be client trades, he or she must make a request for formal approval using the Compliance ELF platform. The COO or his designee will review whether the security the employee wishes to trade will be transacted in a client account on that date, and based on that review, determine whether to approve or deny the request on ELF.

5.3 Specific Trading Limitations

The following trade limitations apply to all personal securities transactions:

a) Allocation of Investment Opportunities.

Employees must offer investment opportunities to clients before personally acting on them, and employees must allow the client a reasonable time period to act on the opportunity before placing a personal securities transaction.

b) Blackout Period

When the Firm decides to add a company to the ASL, the company will be placed on the Restricted List for a period of 14 consecutive calendar days, including the day when the company is added. No Access Person shall complete a securities transaction in the company for an account beneficially-owned during this period.

c) Information and Research.

No purchases or sales of securities should be made for an employee or employee-related account based on information learned from clients or derived from client accounts.

No purchase or sale of securities may be made for an employee or employee-related account if the employee knows or has reason to know that a security is the subject of un-disseminated Firm material research.

d) Initial Public Offering or Limited Offering.

All Access Persons must obtain the CCO’s written approval before investing in an initial public offering (“IPO”), private placement or limited offering by submitting a pre-clearance request on the Compliance ELF platform.

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5.4 Trade Reporting.

At the end of each quarter, employees will receive a reminder email from ELF to review the trades that the ELF Platform has received from the accounts they have registered. They will be asked to computer-sign the following attestation, as to the completeness of the trade information known to ELF.

I hereby certify that this report contains all of the transactions in all reportable Securities made in bank or brokerage accounts in my name, my spouse’s or in the name of any Immediate Family (as defined in the Compliance Manual), and in all other accounts over which I do or could be presumed to exercise investment decision-making powers, or other influence or control, including, trust accounts, partnership accounts, corporate accounts or other joint ownership or pooling arrangements. I certify that all information contained in this is true and correct as of the end of the quarter.

Upon submission of the attestation, the CCO and others designated as reviewers for the Firm will be notified via email that the employee’s quarterly transactions have been submitted for review.

Within 30 days following the end of each quarter, the CCO, the COO or designee shall review all quarterly transactions. If the security traded is included in the Firm’s ASL, the trade should have been on a day when employees were notified by the COO that there would be no client trades, or the ELF system should reflect that the trade was approved by the COO, as described in paragraph one of this section.

If the quarterly approvals are performed by the COO, the CCO shall receive a list of any trades by employees that were unauthorized.

5.5 Approved Securities List

The Firm maintains an Approved Securities List (“ASL”), which is a list of securities that may be recommended to clients of the Firm. The ASL shall be made available to all advisory representatives of the Firm on a weekly basis. No advisory representative shall recommend any securities for purchase to a client, which has not been placed on the ASL by the Firm.

5.6 Restricted Lists

The Firm’s Restricted List is a confidential list of companies subject to trading restrictions to protect the Firm and its employees from potential violations, or the appearance of violations, of securities laws. When a company is placed on the Restricted List, all employees are prohibited from personal trading in securities of those companies. While the Firm may place a company on the Restricted List for a variety of reasons, the most common reasons are as follows:

a) When the CCO determines that an associated person of the Firm is in possession of material non-public information with respect to a company (regardless of whether it is currently owned by any client, but particularly if the Firm is analyzing or recommending securities for client transactions) such company will be placed on the Restricted List. If the CCO determines that material non-public information is in the possession of an associated person and cannot be adequately isolated, the company will be placed on the Restricted List. Such action may be taken for the purpose of avoiding any appearance of the misuse of material nonpublic information. This restriction applies to both employee personal and client trades.

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b) When the Firm decides to add a company to the ASL, the company will be placed on the Restricted List for a period of 14 days, which shall include the date the company is added. This restriction applies solely to employees’ personal trades only. The Firm may trade in securities of the company for client accounts.

c) When the Firm is researching a company, the Compliance Department will add the company to the Restricted List until the Firm has determined whether or not to add the company to the ASL. This restriction applies to both employee personal and client trades.

The CCO will be responsible for determining when and whether to remove a particular company from the Restricted List. The Restricted List is highly confidential and should not, under any circumstances, be discussed with or disseminated to anyone outside of the Firm nor discussed with anyone other than the Compliance Department.

5.7 Watch Lists.

The Firm’s Watch List is a confidential list of companies that do not carry trading restrictions, but whose trading is subject to close scrutiny by the Compliance Department. Dissemination of the Watch List is limited to compliance personnel, senior management and the head of research when deemed necessary. The Firm may place a company on the Watch List when it has, but can adequately isolate, or is likely to have material, non-public information about a company as a result of an employee personal or client relationship. Compliance monitors employee and client trading for patterns that may suggest that sensitive information has been communicated or used improperly.

5.8 Brokerage Restrictions.

The Firm may require that Employees trade for employee accounts only through certain broker-dealers, or may place limitations on the number of brokerage accounts permitted. The Firm would initiate and notify employees of these requirements if they become necessary.

5.9 Recordkeeping.

The Firm maintains the following records for a period of five years, or as otherwise noted below, pursuant to Advisers Act Rules 204-2(a) (13):

a) A record of all holdings and quarterly transaction reports made by Access Persons, including any account statements or trade confirmations provided in lieu of transaction reports;

b) A record of the names of persons who are currently, or within the past five years were, Access Persons; and

c) A record of any decisions, and the reason for supporting the decision, to approve an Access Person’s participation in an IPO or limited offering for a period of five years from the end of the fiscal year in which the approval is granted.

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5.10 Personal Trading Policy Violations and Sanctions

All employees are required to report promptly any violation of this policy, including the discovery of any violation committed by another employee, to the CCO. Upon the discovering or confirmation of a violation of this policy, the CCO may impose any sanctions as deemed appropriate, including disgorgement of profits, reversal of the trade or suspension of trading privileges.

ENFORCEMENT & DISCIPLINARY MATTERS

6.1 Disciplinary Questionnaire

To ensure that Reynders, McVeigh is able to monitor Employees in a manner that will allow it to fulfill its fiduciary responsibilities to its clients and be in a position to properly complete regulatory filings, Employees must complete the Disciplinary Questionnaire on the Compliance ELF platform following their initial hire date and annually thereafter. Employees must promptly notify the CCO in the event any of their responses to the disciplinary questionnaire change during the course of the year.

Supervised Persons should note that the Firm is required under the Advisers Act to disclose in Part 2 of Form ADV material information regarding certain financial and disciplinary matters. To the extent that a Supervised Person is subject to a legal or disciplinary proceeding, the Supervised Person should bring it to the immediate attention of the CCO. The CCO will be responsible for ensuring compliance with Rule 206(4)-3 and the corresponding requirements of Part 2 of Form ADV. Any matter that may be require disclosure (as determined by the CCO) may first be reviewed by external legal counsel and/or compliance consultants.

6.2 Reporting Violations

Employees have a duty to report violations of the Code. All violations must be immediately reported to the CCO.

6.3 Reportable Events

All Employees are required to notify the CCO immediately in the event of any “reportable events.” A reportable event occurs when an Employee:

a) Violates any provision of any securities law or regulation or any agreement with or rule or standard of any government agency, self-regulatory organization or business or professional organization or has engaged in conduct which is inconsistent with just and equitable principles of trade or detrimental to the interests or welfare of the exchanges;

b) Is the subject of any written customer complaint involving allegations of theft or misappropriation of funds or securities or forgery;

c) Is named as a defendant or respondent in any proceeding brought by a regulatory or self-regulatory body;

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d) Is denied registration, expelled, enjoined, directed to cease and desist, suspended or otherwise disciplined by any securities, insurance or commodities industry regulatory or self-regulatory organization; is denied membership or continued membership in any self-regulatory organization; or is barred from becoming associated with any member or member organization of any self-regulatory organization;

e) Is arrested, arraigned, indicted or convicted of or pleads guilty to or pleads no contest to any criminal offense (other than minor traffic violations);

f) Is a director, controlling stockholder, partner, officer or sole proprietor or an associated person with a broker, dealer or insurance Firm which was suspended, expelled or had its registration denied or revoked by any agency, jurisdiction or organization or is associated in such a capacity with a bank, trust Firm or other financial institution which was convicted of or pleaded no contest to any felony or misdemeanor;

g) Is a defendant or respondent in any securities or commodities-related civil litigation or arbitration which has been disposed of by judgment, award or settlement for an amount exceeding $15,000;

h) Is or becomes associated in any business or financial activity with any person who is subject to a “statutory disqualification” as that term is defined in the Securities Exchange Act of 1934; and

i) Is the subject of any claim for damages by a customer, broker or dealer which is settled for an amount exceeding $15,000.

Although any one of these events may not result in dismissal, disciplinary action up to and including termination may result if an Employee does not properly notify the CCO immediately following the incident. Where required, the Firm will be responsible for notifying the appropriate authorities of the occurrence of such event by an Employee.

6.4 Sanctions for Violations

If the CCO determines that an Employees has violated the Code, the CCO will impose sanctions upon the offending Employee. Such sanctions will be as the CCO deems appropriate in view of the facts and circumstances. The CCO will prepare a record of the violation and any sanctions that have been imposed.

Sanctions include, but are not limited to: (i) written warning; (ii) suspension or termination or employment; and (iii) a letter of censure and/or restitution of an amount equal to the difference between the price paid or received by the offending Employee. In addition, the Firm reserves the right to require the offending Employee to reverse, cancel or freeze, at the Employee’s expense, any transaction or position in a specific security if the Firm believes the transaction or position violates the Code or the Firm’s fiduciary duty to its Clients, or otherwise appears improper.

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6.5 Involvement in Litigation

Any lawsuits against Reynders, McVeigh should be immediately brought to the attention of the CCO upon receipt of service or other notification of the pending action. An Employee must advise the CCO immediately if he or she becomes involved in or threatened with litigation or an administrative investigation or proceeding of any kind, is subject to any judgment, order or arrest, or is contacted by any regulatory authority.

Notice also should be given to the CCO upon receipt of a subpoena for information relating to any matter in litigation, or receipt of a garnishment lien or judgment against the Firm or any of its clients or Employees. The Firm’s legal counsel will determine the appropriate response in consultation with the CCO.

6.6 Regulatory Communications

All regulatory inquiries, notices of examination or inspection, and requests for information, from any governmental agency or self-regulatory organization concerning the Firm or the associated person, whether written or oral should be sent to the attention of the CCO, for response. Further, all responses and other correspondence will be handled by the CCO, or her designee, or legal counsel for the Firm, and the representative will make no statements on behalf of the Firm, to any person in a regulatory agency, unless specifically authorized to do so by the Firm. The intention behind this policy is to ensure that the Firm responds in a consistent and uniform basis to all regulatory inquiries.

As a general note, regulatory inquiries may be received by mail, telephone, facsimile or personal visit. In the case of a personal visit, demand may be made by a regulator for the immediate production or inspection of documents. While any telephone or personal inquiry should be handled in a courteous manner, the caller or visitor should be informed that a response requires the approval of the CCO. In the case of a personal visit, the visitor should be asked to wait briefly in a conference room. In the case of a telephone inquiry, the caller should be informed that his or her call will be promptly returned.

Under no circumstances should any documents, materials or information be released without prior approval of the CCO and if necessary, legal counsel. In addition, Employees should not have substantive discussions with any regulatory personnel without prior consultation with the CCO. This policy is standard industry practice and should not evoke adverse reaction from any experienced regulatory personnel.

ADMINISTRATION

7.1 Management Responsibility

The CCO is responsible for the administration of the Code, has general compliance responsibility for Reynders, McVeigh and may offer guidance on securities laws and acceptable practices, as the same may change from time to time. If there is any doubt as to the propriety of any activity or to whether a Federal Securities Law or State securities law applies, Employees should consult with the CCO. The CCO may rely upon the advice of outside legal counsel and/or compliance consultants in administering the Code.

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In each case where this Code assigns a responsibility to the CCO, the CCO may, in her discretion, designate one or more persons to assist the CCO with, or to be responsible for, such responsibility (subject to and under the direction of the CCO).

7.2 Waiver of Code Provisions

The CCO, in her sole discretion, may grant a waiver of any provision of this Code. The basis upon which any waiver is granted by the CCO will be documented in a written memorandum which shall be maintained by the CCO in accordance with the Reynders, McVeigh books and recordkeeping policies.

Additionally, persons associated with the Firm that would otherwise fall within the definition of Access Person due to such person’s status with the Firm may be deemed by the CCO to not be an Access Person for certain selected provisions of this Code. The basis upon which any such person is deemed not to be an Access Person by the CCO will be documented in a written memorandum which shall be maintained by the CCO in accordance with the Firm’s books and recordkeeping policies.

7.3 Recordkeeping

Reynders, McVeigh will maintain records (which will be available for examination by SEC staff) in accordance with the Firm’s policy regarding recordkeeping, and specifically will maintain:

1) A copy of the Code of Ethics and any other preceding Code of Ethics that, at any time within the past 5 years, has been in effect in an easily accessible place;

2) A record of any Code of Ethics violation and of any sanctions imposed for a period of not less than 5 years following the end of the fiscal year in which the violation occurred, the first 2 years in an easily accessible place;

3) A record of all written acknowledgments for each Staff Member who is currently, or within the past 5 years was, a supervised person of the Firm in an easily accessible place;

4) A copy of each report made by a Staff Member under the Code of Ethics for a period of not less than 5 years from the end of the fiscal year in which it is made, the first 2 years in an easily accessible place;

5) A record of all persons who are, or within the past 5 years have been, required to submit reports under the Code of Ethics, for a period of at least 5 years after the end of the fiscal year in which the report was submitted, the first 2 years in an easily accessible place; and

6) A record of any decision to approve the acquisition by a Staff Member of a Reportable Security acquired in an IPO or Limited Offering, for a period of at least 5 years after the end of the fiscal year in which the approval is granted, the first 2 years in an easily accessible place.

7.4 Disclosure of the Code of Business Conduct and Ethics

Reynders, McVeigh describes the Code in Part of Form ADV and, upon written request, furnishes investors with a copy of the Code.

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GLOSSARY

Access Person.	Includes all employees, officers, directors and members of Reynders, McVeigh and any other persons designated by the CCO, who have access to nonpublic information regarding the purchase or sale of securities by, or the securities holdings of, any Advisory Client of the Firm or who are involved in making such recommendations that are not publicly known.

Advisers Act.	The Investment Advisors Act of 1940, as amended.

Beneficial Ownership.	Interpreted in the same way as in determining whether a person has a beneficial ownership of a security for purposes of Section 16 of the Securities Exchange Act of 1934, and includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in a security. For example, an employee should consider him or herself the beneficial owner of securities held by his or her spouse, his or her minor children, a relative who shares his or her home, or other persons by reason of any contract, arrangement, understanding or relationship that provides him or her with sole or shared voting or investment power.

Client.	Includes any person or entity for which the Firm provides investment advisory services.

Client Accounts.	Include all accounts managed by the Firm.

CCO.	Reynders, McVeigh’s Chief Compliance Officer.

Employee.	All employees, supervised and associated persons, investment professionals, officers and directors associated with the Firm.

Employee Account.	Includes any personal account of an employee, any joint account in which the employee has an interest, any account in which the employee is a tenant in common with another person; and any other account over which the employee has investment discretion or may otherwise exercise control or in which the employee has a direct or indirect beneficial or financial interest, including the accounts of entities controlled directly or indirectly by the employee, trusts for the benefit of the employee or for which the employee acts as trustee, executor or custodian.

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